EXHIBIT (i)
                            Administrative Agreement

                        ADMINISTRATIVE SERVICE AGREEMENT

This Administrative Service Agreement (the "Agreement") made and entered into by and between Ameritas Life Insurance Corp., a Nebraska life insurance corporation ("Ameritas") and Acacia Life Insurance Company, a District of Columbia life insurance company ("Acacia"), as of this 29th day of December, 1998.

                                   WITNESSETH

WHEREAS, Acacia desires to realize such economies of scale and consolidation as is possible while still providing its policyholders the best of services, systems, and people; and

WHEREAS, Acacia has determined that entering into an Administrative Service Agreement with Ameritas, which provides for Ameritas providing certain administrative services, will realize such economies of scale;

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties hereby covenant and agree as follows:

I.                       SERVICES TO BE PROVTDED BY AMERITAS

         A. Ameritas will provide Acacia policy administration and other insurance operation support services, including underwriting, policy issue, premium processing, customer service, claims administration, reinsurance processing, product filings, agent licensing and compensation, and information management support.

         B. Ameritas shall keep accurate, full, and complete Books and Records showing assets and liabilities, operations, transactions, and financial condition. All financial statements shall be accurate in all material respects, shall present fairly the financial position of Acacia and its subsidiaries and shall be prepared in accordance with GAAP and, where required by law, SAP. Except as otherwise specifically provided, the Chief Executive Officer and/or President of Acacia and its subsidiaries shall determine the methods used in the preparation of financial statements and tax returns. Acacia and its subsidiaries may have access and inspect the Books and Records of Acacia and its Subsidiaries at a reasonable time and on reasonable notice.

                  Ameritas shall make available to Acacia and its subsidiaries such information and financial statements in addition to the foregoing and/or at such times as shall be required by either of them in connection with the preparation of registration statements, current and periodic reports, proxy statements, and other, documents required to be filed under federal or state laws and shall cooperate in the preparation of any such documents.

         C. Said services shall be provided by Ameritas for Acacia at Ameritas' home office located in Lincoln, Nebraska or- such other place or places as Ameritas shall determine is the most efficient location for providing such services.

II.      AMERITAS COMPUTER EOUIPMENT

         Ameritas will provide or cause to be provided all computer equipment necessary or reasonably required to render the services to be rendered to Acacia by Ameritas pursuant to this Agreement. Such computer equipment shall be provided at no cost to Acacia except as a portion of the cost provided for in this Administrative Service Agreement.

III.     SAFEGUARDING DATA

         Ameritas will establish or will cause reasonable safeguards to be established to protect against the distribution, loss or alteration of Acacia's data files and other records. Such safeguards shall be no less rigorous than those Ameritas uses in protecting its own data and as is necessary to comply with all applicable laws and regulations.

IV.      COMPENSATION

         Ameritas shall provide to Acacia all management, administrative, and other services, advice, and other accommodations reasonable necessary to effectively and efficiently manage, operate, and administer such business of Acacia as is covered by this Agreement in a manner consistent with good business practice. The foregoing shall include all materials, supplies, and other sundry items reasonable necessary to provide the foregoing.

V.       COSTS

         Acacia shall pay to Ameritas for such services the fair and reasonable cost of such services which shall from time to time be agreed upon by the parties through their respective Boards of Directors and the Intercompany Transaction Committee of Ameritas Holding Company. Such amounts are as agreed upon by the parties from time to time shall be set out in an Exhibit attached to this Agreement. Save and except for the costs of services to be paid by Acacia to Ameritas as agreed upon by the parties and as reflected in the attached Exhibit, Ameritas shall pay all of its own respective personnel and other costs and expenses of all types necessary or appropriate to render the management, administrative, and other services, advice, and accommodations provided for by this Agreement, except as to the following costs which shall either be paid directly by Acacia or if paid by Ameritas, on behalf of Acacia, shall promptly be reimbursed by Acacia:

         A. All costs and expenses incurred in connection with the employment of outside legal counsel for policyholder or customer litigation involving Acacia.

         B. All out-of-pocket costs and expenses incurred in connection with the independent audit of the financial statements and governmental regulatory examinations of Acacia.

         C. All costs and expenses incurred in connection with extraordinary actuarial, tax accounting systems or other studies, functions or consultations performed solely for and at the request of Acacia by independent, professional or consulting individuals or organizations.

         D. All fines and penalties of Acacia, including interest assessed.

         E.       Premium taxes of Acacia.

         F. Federal taxes, state or other governmental subdivision taxes, licenses, and fees and interest thereon.

         G.       Guarantee fund assessments.

VI.      QUALITY OF ADMINISTRATIVE SERVICES

         A. Ameritas agrees that the services provided hereunder by Ameritas to Acacia will at all times be timely and accurate and of at least the equivalent quality to those provided by Ameritas to itself.

         B. Ameritas shall retain the right to contract with any third party, affiliated or unaffiliated, for the performance of services or use of facilities upon receipt of the consent of the Executive Committee of Acacia which shall not be unreasonably withheld.

         C. No facility or system used by Ameritas in performing services for or subject to use by Acacia shall be deemed to be transferred, assigned, conveyed, or leased to Acacia by performance or use pursuant to this Agreement except as Ameritas and Acacia may otherwise agree in writing.

         D. In performing any services hereunder which require the exercise of judgment, Ameritas will endeavor to perform any such services in accordance with any reasonable and appropriate standards and guidelines Acacia develops and communicates to Ameritas provided such guidelines are in accord with all relevant laws.

         E. The performance or receipt of services or the making available or use of facilities pursuant to this Agreement shall in no way impair the absolute control of the business and operations of each of the parties by its own Board of Directors.

VII.     CONFIDENTIALITY, PERFORMANCE AND RELATIONSHIP OF PARTIES

         A. RECORDS AND REPORTS: All forms, records, statements, reports filed, and other data and information prepared, maintained or collected by Ameritas on behalf of Acacia in the performance of this Agreement shall become the sole property of Acacia and shall be delivered to Acacia upon request in the form and format in which it is maintained; provided, however, that if such request impedes Ameritas' ability to perform its duties or obligations under this Agreement then to the extent of such impediment, such parties shall be relieved of such duty and obligation without reduction in fees to be paid by Acacia. Ameritas agrees to preserve for the period prescribed by applicable regulatory authorities, the books and records of Acacia maintained by Ameritas pursuant to this Agreement.

         B.       INSPECTION OF BOOKS AND RECORDS: Ameritas shall keep proper

                  Books and Records relating to the services performed hereunder in which full and correct entries and financial data will be maintained in accordance with generally accepted accounting practices. Acacia may at its option and at its expense inspect the Books and Records of Ameritas as they pertain to this Agreement at the offices of Ameritas in which said Books and Records are maintained, during normal business hours, for purposes related to Ameritas' performance of this Agreement. Such inspection and/or audit may be on a continuous or periodic basis or both and may be conducted by employees of Acacia or an affiliate thereof or an independent auditor retained by such person. Ameritas may also request that Acacia make such an inspection. The Executive Committee of Acacia will then determine if it desires to make such an inspection. If the Executive Committee does not decide to perform such an inspection, then the party making such request may conduct such inspection at its own expense; provided, however, that if material inaccuracies are found in the course of the inspection, then Acacia will pay the costs of such inspection. Unless otherwise agreed, Ameritas shall continue to provide such financial and statistical reports to Acacia as they are currently preparing for its own products.

         C.       PERFORMANCE:

                  The failure of any party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of the right to insist upon strict performance or the obligation to strictly perform thereafter.

         D.       INDEMNIFICATION:

                  1. Ameritas agrees to indemnify and to hold Acacia harmless of any and all damages incurred by it or any of its affiliates as the result of (i) any negligent or intentional act or omission or violation of Ameritas (or its respective employees or agents) of its obligations hereunder, except to the extent such negligent or intentional act, omission or violation is caused by Acacia or agents of Acacia who are not employees or agents of Ameritas; or (ii) any claims of infringement of any license, patent, trademark or other right of another person asserted against Acacia with respect to any system used in providing services hereunder.

                  2. Acacia agrees to indemnify and to hold Ameritas and its respective affiliates harmless from any and all damages incurred by Ameritas and/or any of its respective affiliates as the result of or in connection with claims by third parties in connection with the performance of duties under this Agreement.

VIII.    TERM OF AGREEMENT AND NOTICES

         A. TERM OF AGREEMENT: This Agreement shall remain in full force and effect for a period of five (5) years from the closing date (the "initial term").

IX.      MISCELLANEOUS

         A. ENTIRE AGREEMENT: This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements of the parties with respect to the subject matter contained herein. Any condition to a party's obligation hereunder may be waived in writing by such party except as provided herein, in the Joint Venture Agreement or in any other agreement executed in connection therewith.

         B. AMENDMENTS: This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part, and no notice requirements set forth herein shall be waived or modified, except by an instrument in writing duly executed by Ameritas and Acacia and all parties hereto, or their respective successors or assigns.

         C. BINDING AGREEMENT: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         D. SEVERABLE PROVISIONS: If any provision of this Agreement shall be found to be unenforceable by any administrative agency or court of competent jurisdiction, such findings shall not affect the remaining provisions of this Agreement and all other provisions herein shat remain in full force and effect.

         E. GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of Nebraska.

         F. COUNTERPARTS: This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original hereof, but all of which shall constitute one and the same instrument.

         G. THIRD PARTY BENEFICIARIES: The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assignors, and it is not the intention of the parties to confer third party beneficiary rights upon any other person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the 29th day of December, 1998.
                                                   AMERITAS LIFE INSURANCE CORP.
                                                   By: /s/ Kenneth C. Louis
                                                      ------------------------
                                                       President & COO

Attest:

         /s/ Donald R. Stading
         ----------------------
         Sr. V.P. & Secretary

                                                  ACACIA LIFE INSURANCE COIMPANY

                                                  By: /s/
                                                     --------------------------
                                                       President and COO

Attest:

         /s/ Richard J. Fedalen
         ----------------------
         VP & Secretary

                                Cost Methodology

For the purpose of computing fees to be paid to Ameritas Life Insurance Corp. by Acacia Life Insurance Company and its subsidiaries or to Acacia Life Insurance Company by Ameritas Life Insurance Corp. and its subsidiaries pursuant to the Agreement to which this exhibit is attached, the following cost concepts shall be employed. Identified services include accounting, actuarial, client service, human resources, information services, legal, product development, publishing services and underwriting services for all insurance subsidiaries are expected to be borne primarily by Ameritas Life Insurance Corp. and Acacia Life Insurance Company. These costs, regardless of where they originated, if not allocable directly to a company will be aggregated and allocated under a activity based cost allocation agreement.

Costs which are directly attributable to any company will be charged to that company. Examples of costs which are directly attributable to a company would be commission expense, state taxes on premiums, federal income and other taxes, professional fees, insurance, bank service charges, contributions, examination expenses, postage for specific mailings and other miscellaneous charges which can directly be associated with a company.

Costs which are directly attributable to Acacia Life and its subsidiaries included but not limited to legal, product development, and publishing services will be charged based upon usage. The primary methods used for such charges are time and bids and estimates.

Indirect costs such as accounting, actuarial, client service, human resources, information services and underwriting will be charged on agreed upon cost allocation methodology. This agreed upon cost allocation methodology will be based upon cost profiles established by each division or sub- division (example accounting - division; accounts payable - subdivision) to determine the costs allocable to various business lines (example individual, group, pensions). Once identified by line of business, individual costs will be charged to all companies within the controlled group on identified cost drivers. Table A shows the current Cost Allocation Drivers utilized within Ameritas Life & its subsidiaries. Examples of these cost drivers include:

Staff counts or time logs
Leased resources
Life policies in force and/or issued
Annuity policies in force and/or issued
Premium
CPU time and/or no. of personal computers or local area networks
Sales Production

Exhibit A                                                           page 2


Each year the Plan for the year will be costed utilizing the above approach, approved by Acacia management and will be submitted for the review of the Intercompany transaction committee. Quarterly actual expenditures will be allocated. If a companies charges vary by more than 10% high or low from the approved estimates of such expenditures, then a report will be made to the Intercompany Transaction Committee explaining and approving such deviations.

Approved:              Acacia                      Ameritas


                       --------------------------  --------------------------

                                     Table A

Cost Allocation Drivers

                  Line of Business/Functional Rate Calculation

======================================== ====================================== ======================================
               Cost Area                              Description                        Allocation Manager
======================================== ====================================== ======================================
Accounting & Finance                     CFO and Controller                     Supervised expenditures
---------------------------------------- -------------------------------------- --------------------------------------
Accounting & Finance                     Investment Accounting                  Managed assets
---------------------------------------- -------------------------------------- --------------------------------------
Accounting & Finance                     Financial reporting                    Time profile
---------------------------------------- -------------------------------------- --------------------------------------
Accounting & Finance                     Payroll                                Staff counts
---------------------------------------- -------------------------------------- --------------------------------------
Accounting & Finance                     Accounts Payable                       Expenses/checks written
---------------------------------------- -------------------------------------- --------------------------------------
Accounting & Finance                     Treasury                               Transactions/time profile
---------------------------------------- -------------------------------------- --------------------------------------
Actuarial                                Actuarial costs                        Time profile
---------------------------------------- -------------------------------------- --------------------------------------
Human Resources                          Employment, benefits, training         Staff counts
---------------------------------------- -------------------------------------- --------------------------------------
Information Services                     Programming & Data Center              Programming hours, CPU time, No.Of
                                                                                computers, LANs and supervised
                                                                                expenditures
---------------------------------------- -------------------------------------- --------------------------------------
Service Center                           Issue & Underwriting                   Policies underwritten & issued
---------------------------------------- -------------------------------------- --------------------------------------
Service Center                           Licensing                              Appointments
---------------------------------------- -------------------------------------- --------------------------------------
Service Center                           Reinsurance                            Policies reinsured
---------------------------------------- -------------------------------------- --------------------------------------
Service Center                           Claims                                 No. Of life/annuity claims pd.
---------------------------------------- -------------------------------------- --------------------------------------
Service Center                           Product development                    Time profile
---------------------------------------- -------------------------------------- --------------------------------------
Service Center                           Customer Service                       Policies administered
======================================== ====================================== ======================================